NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788
STRATUS PROPERTIES INC. REPORTS
YEAR ENDED DECEMBER 31, 2015 RESULTS

HIGHLIGHTS

•
Operating income totaled $25.7 million for 2015, compared with $10.4 million for 2014. Net income attributable to common stock totaled $12.2 million, $1.51 per share, for 2015, compared with $13.4 million, $1.66 per share, for 2014. The year 2014 includes a credit to the provision for income taxes of $12.1 million, $1.50 per share, for the reversal of valuation allowances on deferred tax assets.

•
Net Asset Value (NAV), the estimated current market value of Stratus’ assets reduced by the GAAP book value of its tangible liabilities, before income taxes, at December 31, 2015, increased approximately 25 percent, to $363.9 million or $44.34 per share, from amounts reflected in Stratus’ April 20, 2015, investor presentation containing supplemental financial and operational information (April 2015 NAV). For additional information, see "Cautionary Statement," and supplemental pages VI - VIII, which are available on Stratus' website, "stratusproperties.com."

•
Stratus' cumulative total stockholder return over the five years ended December 31, 2015, of 124 percent exceeded comparable returns for the S&P 500 index, the Dow Jones U.S. Real Estate Index and a custom group of peer real estate related companies by wide margins.

•
During 2015, Stratus completed the sales of its Austin-area Parkside Village and 5700 Slaughter commercial properties, both located in the Circle C community, for $32.5 million and $12.5 million, respectively, recording a pre-tax gain of $20.7 million. The net cash proceeds from the sales of $14.3 million exceeded the properties' NAV as reported in the April 2015 NAV by approximately 33 percent.

•
Stratus’ increased NAV benefited from the acquisition of its former partner’s interest in the W Austin Hotel & Residences in September 2015, and subsequent refinancing of the related debt in early January 2016. The NAV for the W Austin Hotel & Residences at December 31, 2015, supported by appraisals obtained by banks during the refinancing process, increased by over 50 percent from the April 2015 NAV to $89.1 million. Stratus’ current net investment in the W Austin Hotel & Residences after the January 2016 refinancing was approximately $8 million.

•
Following the January 2016 refinancing of the W Austin Hotel & Residences, Stratus’ total debt as a percentage of total asset value used in determining NAV was 40 percent. The refinancing eliminated interest rate risk for $150.0 million of debt and reduced the company's total recourse debt to $113 million (which is approximately 17 percent of the company's total asset value). Stratus’ consolidated debt at January 31, 2016, of $263.6 million consists of approximately 64 percent fixed-rate debt, with an average interest rate of 5.64 percent, and 36 percent variable-rate debt, with an average interest rate of 4.00 percent.

•
The Oaks at Lakeway retail project is approaching stabilization, with completion of the first phase of the project expected in mid-2016. Stratus has engaged an advisor who has begun actively marketing the HEB-anchored property for sale in accordance with the previously announced board-approved five-year plan. The NAV for the Oaks at Lakeway at December 31, 2015, totaled $47.1 million.

•
The first phase of Stratus’ Santal multi-family project at Barton Creek is proceeding on schedule, with the first buildings delivered in January 2016 and project completion expected in June 2016. Santal is the initial 236 unit phase of Stratus' 1,860 multi-family unit portfolio in Barton Creek Section N, which has full approvals and utility capacity. In accordance with Stratus’ approved five-year plan, this 1,860 unit multi-family portfolio is expected to be methodically developed and strategically marketed for sale.

•
The company's grocery anchored retail projects in Killeen and Magnolia, Texas are progressing as planned. The HEB store at the Killeen project is expected to open in first-quarter 2017 and the HEB store at the Magnolia project is expected to open in fourth-quarter 2017. Both of these projects are expected to be strategically marketed for sale in accordance with the five-year plan to maximize value for stockholders.

•
Sales of 29 lots in Barton Creek and Circle C for a total of $12.3 million during 2015, compared with 32 lots for a total of $13.7 million during 2014. Twelve lots either have closed or are under contract for a total of $4.1 million through February 29, 2016. Lot inventory available for sale at Barton Creek and Circle C totaled 66 and 21 lots, respectively at February 29, 2016, with related total gross value of $45.1 million. These lots are actively being marketed for sale in accordance with Stratus’ five-year plan.

AUSTIN, TX, March 15, 2016 - Stratus Properties Inc. (NASDAQ: STRS) reported net income attributable to common stock for 2015 of $12.2 million, $1.51 per share, compared with $13.4 million, $1.66 per share, for 2014. Stratus' results for 2015 included a gain of $20.7 million ($10.8 million to net income attributable to common stock) on the sales of Parkside Village and 5700 Slaughter and the recognition of a deferred gain totaling $5.0 million ($3.2 million to net income attributable to common stock) associated with the 2012 sale of 7500 Rialto. Stratus' results for 2014 included a credit to the provision for income taxes of $12.1 million primarily associated with the reversal of valuation allowances on its deferred tax assets, and pre-tax income totaling $2.5 million, comprised of litigation and insurance settlements and the recovery of building repair costs associated with prior period damage.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “Stratus’ disciplined execution of the board-approved five-year plan continued in 2015, highlighted by the sales of our Parkside Village and 5700 Slaughter retail projects, advancement of our Oaks at Lakeway retail project, and the completion of the purchase of our partner’s interest in the W Austin Hotel & Residences. These transactions, along with the subsequent long-term refinancing of the W Austin Hotel & Residences, have all been accretive to the values in our five-year plan, and our financial results have significantly exceeded projected plan performance. We have worked patiently over many years to secure valuable entitlements and utilities required for full build-out of our great assets. We are well positioned to harvest full value for all of our stockholders through continued implementation of the board-approved five-year plan."

Summary Financial Results.

	Years Ended
	December 31,
	2015		2014
	(In Thousands, Except Per Share Amounts)
Revenues	$80,871		$94,111
Operating income	25,732	[a,b]	10,364	[c]
Income from continuing operations	14,377	[a,b]	18,157	[c]
Income from discontinued operations	3,218	[e]	—
Net income	17,595	[a,b]	18,157	[c,d]
Net income attributable to common stock	12,177	[a,b,e]	13,403	[c,d]

Diluted net income per share attributable to Stratus common stock:
Continuing operations	$1.11		$1.66
Discontinued operations	0.40	[e]	—
Diluted net income per share attributable to common stock	$1.51	[a,b]	$1.66	[c,d]

Diluted weighted average shares of common stock outstanding	8,091		8,078

a.	Includes a pre-tax gain of $0.6 million ($0.08 per share) associated with the sale of a tract of undeveloped land.

b.	Includes a total gain of $20.7 million ($10.8 million to net income attributable to common stock or $1.34 per share) associated with the sales of Parkside Village and 5700 Slaughter.

c.
Includes pre-tax income totaling $2.5 million ($0.31 per share) associated with a litigation settlement, insurance recoveries and the recovery of building repair costs associated with damage caused by the June 2011 balcony glass breakage incidents at the W Austin Hotel & Residences.

d.	Includes a credit to provision for income taxes of $12.1 million ($1.50 per share) primarily for the reversal of valuation allowances on deferred tax assets.

e.	Represents recognition of a deferred gain totaling $5.0 million ($3.2 million to net income attributable to common stock or $0.40 per share) associated with the 2012 sale of 7500 Rialto.

Five-Year Plan Progress. As previously announced, Stratus' board of directors unanimously approved a five-year plan to create value for stockholders by methodically developing certain existing assets and strategically marketing other assets for sale at appropriate values. Under the plan, any future new projects will be complementary to existing operations and will be projected to be developed and sold within a five-year time frame. On April 20, 2015, Stratus made available on its website an investor presentation containing supplemental financial and operational information about the company, including its estimated pre-tax net asset value (April 2015 NAV).

During 2015 Stratus achieved an increase in NAV of approximately 25 percent, to $363.9 million, $44.34 per share at December 31, 2015, compared with the April 2015 NAV of $292.3 million, $35.52 per share. Key activities contributing to the increased NAV are highlighted below.

On July 2, 2015, Stratus completed the sales of its Austin-area Parkside Village and 5700 Slaughter commercial properties, both located in the Circle C community, for $32.5 million and $12.5 million, respectively, recording a pre-tax gain of $20.7 million. The net cash proceeds from the sales of $14.3 million exceeded the properties' NAV as reported in the April 2015 NAV by approximately 33 percent.

Stratus’ acquisition of its former partner’s interest in the W Austin Hotel & Residences in September 2015 pursuant to the buy-sell provisions of the joint venture's operating agreement was based on a total project gross price of approximately $210 million. After considering approximately $22.8 million of cash and cash equivalents held by the partnership and acquired by Stratus, the net purchase price was approximately $187.2 million. The purchase price of approximately $62 million for the former partner's interest was initially funded through refinancing of the then-existing Bank of America floating-rate term loan on the property, combined with $20.0 million in recourse bridge financing from Comerica Bank. At the time of the transaction, the trailing 12-month net operating income (NOI) for the W Austin Hotel & Residences was $15.6 million, which equates to a capitalization rate of 8.33 percent. Operating income for the W Austin Hotel & Residences for the same trailing 12-month period was $9.3 million. See page V for a reconciliation of these measures.

NAV at December 31, 2015, attributable to the W Austin Hotel & Residences is supported by appraisals obtained by banks during the refinancing process which reflect valuations of approximately $239 million. Stratus believes this value compares favorably to recent third party appraisals and hotel sales in the Austin market. After allocating values to the live music and entertainment venue and office and retail space at the W Austin Hotel and Residences, which opened in December 2010, (based on the allocation methodology in each bank’s appraisal), Stratus’ net cost per room was approximately $510,000. The Four Seasons Hotel Austin, built in 1987, was sold in August of 2015 for a reported $677,000 per room.

Stratus is currently developing The Oaks at Lakeway retail and Santal multi-family projects. The Oaks at Lakeway is a HEB Grocery Company, L.P. (HEB) anchored retail project planned for 231,436 square feet of commercial space. Leases for 78 percent of the space, including the HEB store lease, have been executed and leasing for the remaining space is under way. The HEB store opened in October 2015. Completion of the first phase of the project is expected in mid-2016, and construction of the remaining space will be started once leases have been executed. Stratus has engaged an adviser who has begun actively marketing the property for sale in accordance with the five-year plan.

The Santal multi-family project is a garden-style apartment complex consisting of 236 units in Barton Creek. Construction commenced in January 2015 and pre-leasing began in November 2015. The first units were completed in January 2016, and the project is expected to be completed in June 2016. Santal is the initial phase of the company’s 1,860 multi-family unit portfolio in Barton Creek Section N. The 1,860 unit portfolio is fully entitled and has committed utility capacity for full buildout.

Stratus has completed the planning, engineering, and permitting for the regional water, wastewater, drainage and roadway infrastructure necessary for the development of Section N. Construction of a water treatment plant, linear utility construction, drainage facilities, and Tecoma Boulevard are nearing completion. Construction of a wastewater treatment plant began in January 2016. These infrastructure facilities, essential for development of Section N and Sections K, L and O, reflect a total infrastructure investment to date of approximately $37 million, a large portion of which is reimbursable by the municipal utility districts.

Stratus’ grocery anchored retail developments in Magnolia and Killeen, Texas are progressing on schedule and are expected to be developed, marketed and sold pursuant to the approved five-year plan. The HEB store at the Killeen project is expected to open in first-quarter 2017 and the HEB store at the Magnolia project is expected to open in fourth-quarter 2017.

Stratus believes that the Austin and surrounding sub-markets continue to be desirable. Many of Stratus' developments are in locations where development approvals have historically been subject to regulatory constraints, which has made it difficult to obtain entitlements. Stratus' Austin assets, which are located in desirable areas with significant regulatory constraints, are highly entitled and now have utility capacity for full buildout. As a result, Stratus believes that through strategic planning, development and marketing, as provided in the company's five-year plan, it can maximize and fully realize their value. These development plans require significant additional capital, and may be pursued through joint ventures or other means.

Stockholder Return. Cumulative total stockholder return on Stratus' common stock over the five years ending December 31, 2015 of 124 percent exceeded comparable returns for the S&P 500 Index (81 percent), the Dow Jones U.S. Real Estate Index (67 percent) and a custom group of peer real estate-related companies (31 percent). This comparison, which is included in Stratus' Annual Report on Form 10-K filed today with the Securities and Exchange Commission, assumes $100.00 invested at December 31, 2010, with all dividends reinvested. The stock price performance is not necessarily indicative of future performance.

Debt Refinancing. On January 5, 2016, Stratus completed the refinancing of the W Austin Hotel & Residences. Goldman Sachs Mortgage Company provided a $150.0 million, ten-year, non-recourse term loan (the Goldman Sachs loan) with a fixed annual interest rate of 5.58 percent and payable monthly based on a 30-year amortization. Stratus used the proceeds from the Goldman Sachs loan to fully repay its existing obligations under the Bank of America loan and the $20.0 million Comerica term loan, which were used to fund the purchase of Canyon-Johnson's approximate 58 percent joint venture interest for approximately $62 million, including customary post-closing adjustments, under the terms of the buy/sell provisions of the joint venture's operating agreement. The Goldman Sachs loan provides a new long-term capital structure for the W Austin Hotel & Residences that eliminated interest rate risk for $150.0 million of debt and reduced the company's total debt, enabling significant recurring cash flow from what Stratus considers to be a premier asset. As of the date of the refinance, Stratus' net investment in the W Austin Hotel & Residences was approximately $8 million.

Following completion of the W Austin Hotel & Residences refinancing, Stratus’ consolidated debt of $263.6 million consists of approximately 64 percent fixed-rate debt, with an average interest rate of 5.64 percent, and 36 percent variable-rate debt, with an average interest rate of 4.00 percent. As a result of the refinancing, variable-rate debt was reduced by 57 percent, to $96.1 million, and recourse debt was reduced by 8 percent, to $113.6 million. Following completion of the refinancing, as a percentage of total asset value used in determining NAV, total debt was approximately 40 percent and total recourse debt was approximately 17 percent.

Capital Expenditures. In accordance with Stratus' five-year plan, expenditures for purchases and development of real estate properties totaled $26.2 million for 2015, primarily reflecting development costs for Stratus' Barton Creek properties and for the West Killeen Market project. Stratus also had commercial leasing capital expenditures of $54.0 million for 2015 primarily associated with the advancement of The Oaks at Lakeway retail and Santal multi-family projects.

Operating Results. Revenue from the Hotel segment totaled $41.7 million for 2015, compared with $42.9 million for 2014. Hotel revenue reflects the results of operations for the W Austin Hotel, and primarily includes revenue from room reservations and food and beverage sales. The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, is managed by Starwood Hotels & Resorts Worldwide, Inc. Lower hotel revenues in 2015, compared with 2014, primarily reflects decreased room revenue and food and beverage sales resulting from lower occupancy and REVPAR. REVPAR, which is calculated by dividing total room revenue by the average total rooms available during the year, was $279 for 2015, compared with $291 for 2014.

Revenue from the Entertainment segment totaled $19.8 million for 2015, compared with $19.1 million for 2014. Entertainment revenue primarily reflects the results of operations for ACL Live, including ticket sales, revenue from private events, sponsorships, personal seat license sales and suite sales, and sales of concessions and merchandise. Entertainment revenue also reflects revenues associated with outside events hosted at venues other than ACL Live and production of recorded content for artists performing at ACL Live, as well as the results of the joint venture with Pedernales Entertainment LLC relating to Stageside Productions. Revenues from the Entertainment segment will vary from period to period as a result of factors such as the price of tickets and number of tickets sold, as well as the number and types of events. ACL Live hosted 210 events during 2015, compared with 207 events during 2014. ACL Live currently has events booked through May 2017. The increase in Entertainment revenue for the year 2015, compared with the year 2014, primarily resulted from increases in ticket sales and higher ancillary revenue per attendee.

Revenue from the Real Estate Operations segment totaled $14.3 million for 2015, compared with $26.2 million for 2014. Stratus' developed property sales for 2015 and 2014 included the following (dollars in thousands):

	Years Ended December 31,
	2015			2014
	Lots/Units	Revenues	Average Cost per Lot/Unit	Lots/Units	Revenues	Average Cost per Lot/Unit
Barton Creek
Calera:
Verano Drive	—	$—	$—	9	$3,523	$181
Amarra Drive:
Phase II Lots	—	—	—	16	8,216	194
Phase III Lots	10	6,955	334	—	—	—

Circle C
Meridian	19	5,365	160	7	2,007	160

W Austin Hotel & Residences:
Condominium units	—	—	—	7	11,928	1,517
Total Residential	29	$12,320		39	$25,674

The decreases in developed property sales and revenues in 2015, compared with 2014, primarily resulted from fewer sales of condominium units at the W Austin Residences and fewer lot sales at Verano Drive as inventories have declined, partly offset by increased lot sales at Meridian and at Amarra Drive Phase III, which was completed in first-quarter 2015. As of December 31, 2015, 31 Meridian lots, 14 Amarra Drive Phase II lots and 54 Amarra Drive Phase III lots remain available for sale.

During October 2015, we sold a nine-acre tract of land in Austin, Texas, with entitlements for approximately 20,000 square feet of commercial space for $1.2 million.

Rental revenue from the Commercial Leasing segment totaled $6.2 million for 2015, compared with $7.1 million for 2014. Rental revenue primarily reflects revenue from the office and retail space at the W Austin Hotel & Residences, Barton Creek Village, and Parkside Village and 5700 Slaughter, which are both in the Circle C community. The decrease in rental revenue in 2015, compared with 2014, primarily reflects the impact of the sales of Parkside Village and 5700 Slaughter on July 2, 2015, as discussed above.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin area, but including projects in certain other select markets in Texas.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical facts, such as statements regarding the implementation and potential results of Stratus' five-year plan, projections or expectations related to operational and financial performance or liquidity, reimbursements for infrastructure costs, financing and regulatory matters, development plans and sales of properties, commercial leasing activities, timeframes for development, construction and completion of Stratus' projects, capital expenditures, liquidity and capital resources, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus' ability to sell properties at prices its board considers acceptable, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reductions in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, business opportunities that may be presented to and/or pursued by Stratus, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of its assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2015.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

This press release also includes measures of net operating income (NOI) and estimated net asset value (NAV), which are not recognized under U.S. generally accepted accounting principles (GAAP). As required by SEC Regulation G, a reconciliation of NOI to operating income reported in Stratus’ consolidated financial statements is in the supplemental schedules of this press release which are available on Stratus' website, "stratusproperties.com." We do not believe there is a directly comparable GAAP measure to NAV. We believe these measures can be helpful to investors in evaluating our business because NAV illustrates current embedded value in our real estate, which is carried on our GAAP balance sheet primarily at cost, and NOI is a concept common in the commercial real estate business illustrating the ability of a property to produce an income stream from operation. Our management uses NAV as one of the metrics in evaluating progress on our five-year plan. NOI and NAV are not intended to be performance measures that should be regarded as more meaningful than GAAP measures. Other companies may calculate these measures differently.

NOI is defined by us as revenues less cost of sales, excluding depreciation, less reserve fund contributions for the W Austin Hotel (which is approximately 4 percent of hotel revenue). NOI also does not include financing and income tax costs, tenant improvements, commissions paid to brokers, or reserves for replacement other than hotel reserves. The most directly comparable GAAP financial measure is operating income. This presentation includes trailing 12-month NOI for the W Austin Hotel & Residences for the period ended September 30, 2015; a reconciliation to operating income for the W Austin Hotel & Residences for such period is included in this presentation.

NAV estimates the current market value of our assets (“gross estimated value”) and subtracts the GAAP book value of our tangible liabilities. We also present the non-GAAP measure estimated NAV per share, which is NAV divided by diluted shares of our common stock outstanding as of December 31, 2015. The computation of our NAV at December 31, 2015, includes NOI only for Barton Creek Village. The computation of our NAV uses appraisals of specified properties as of the dates indicated, and the appraised value may be different if prepared as of a current date. These appraisals were conducted by appraisers retained by our financing sources. The appraised values may not represent fair value, as defined under GAAP. We do not believe that there is a directly comparable GAAP measure to NAV. Estimated NAV and NAV per share may not be equivalent to the enterprise value of Stratus or an appropriate trading price for our common stock for many reasons, including but not limited to the following: (1) income taxes are not included (although "NAV After-Tax" illustrates the potential tax effect on NAV); (2) components were calculated as of the dates specified and calculations as of different dates are likely to produce different results; (3) opinions are likely to differ regarding appropriate capitalization rates; and (4) a buyer may pay more or less for Stratus or its real estate assets as a whole than for the sum of the components used to calculate NAV. Accordingly, estimated NAV per share is not a representation or guarantee that our common stock will or should trade at this amount, that a stockholder would be able to realize this amount in selling our shares, that a third party would offer the estimated NAV per share in an offer to purchase all or substantially all of our common stock, or that a stockholder would receive distributions per share equal to the estimated NAV per share upon Stratus’ liquidation. Investors should not rely on the estimated NAV per share as being an accurate measure of the current fair market value of our common stock.

A copy of this release is available on Stratus' website, www.stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Years Ended
	December 31,
	2015		2014
Revenues:
Hotel	$41,346		$42,354
Entertainment	19,607		19,048
Real estate operations	14,277		26,084
Commercial leasing	5,641		6,625
Total revenues	80,871		94,111
Cost of sales:
Hotel	30,702		30,746
Entertainment	15,169		14,431
Real estate operations	10,425		20,650
Commercial leasing	2,772		3,138
Depreciation	8,743		8,977
Total cost of sales	67,811		77,942
General and administrative expenses	8,057		7,887
Gain on sales of assets	(20,729)	[a]	—
Litigation and insurance settlements	—		(2,082)
Total costs and expenses	55,139		83,747
Operating income	25,732		10,364
Interest expense, net	(4,065)		(3,751)
Loss on interest rate derivative instruments	(724)		(272)
Loss on early extinguishment of debt	—		(19)
Other income, net	309		29
Income before income taxes and equity in unconsolidated affiliates' (loss) income	21,252		6,351
Equity in unconsolidated affiliates' (loss) income	(1,299)		1,112
(Provision for) benefit from income taxes	(5,576)		10,694	[b]
Income from continuing operations	14,377		18,157
Income from discontinued operations, net of taxes	3,218		—
Net income	17,595		18,157
Net income attributable to noncontrolling interests in subsidiaries	(5,418)		(4,754)
Net income attributable to common stockholders	$12,177		$13,403

Basic net income per share attributable to common stockholders:
Continuing operations	$1.11		$1.67
Discontinued operations	0.40		—
Basic net income per share attributable to common stockholders	$1.51		$1.67

Diluted net income per share attributable to common stockholders:
Continuing operations	$1.11		$1.66
Discontinued operations	0.40		—
Diluted net income per share attributable to common stockholders	$1.51		$1.66

Weighted average shares of common stock outstanding:
Basic	8,058		8,037
Diluted	8,091		8,078

a.	On July 2, 2015, Stratus completed the sales of Parkside Village and 5700 Slaughter.

b.	Includes a credit to provision for income taxes of $12.1 million primarily for the reversal of valuation allowances on deferred tax assets.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 31,
	2015		2014
ASSETS
Cash and cash equivalents	$17,036		$29,645
Restricted cash	8,731		7,615
Real estate held for sale	25,944		12,245
Real estate under development	139,171		123,921
Land available for development	23,397		21,368
Real estate held for investment, net	186,626		178,065
Deferred tax assets	15,329		11,759
Other assets	16,393		18,069
Total assets	$432,627		$402,687

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$14,182		$8,076
Accrued liabilities	10,356		9,670
Debt	263,114		196,477
Other liabilities and deferred gain	8,301	[a]	13,378
Total liabilities	295,953		227,601

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Common stock	91		91
Capital in excess of par value of common stock	192,122		204,269
Accumulated deficit	(35,144)		(47,321)
Accumulated other comprehensive loss	—		(279)
Common stock held in treasury	(20,470)		(20,317)
Total stockholders' equity	136,599		136,443
Noncontrolling interests in subsidiaries[b]	75		38,643
Total equity	136,674		175,086
Total liabilities and equity	$432,627		$402,687

a.	Deferred gain of $5.0 million associated with the 2012 sale of 7500 Rialto was recognized in first-quarter 2015.

b.	Primarily relates to Canyon-Johnson's interest in the Block 21 Joint Venture through September 28, 2015.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Years Ended December 31,
	2015	2014
Cash flow from operating activities:
Net income	$17,595	$18,157
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	8,743	8,977
Cost of real estate sold	6,465	15,725
Deferred gain on sale of 7500 Rialto, net of taxes	(3,218)	—
Gain on sales of assets	(20,729)	—
Loss on interest rate derivative contracts	724	272
Loss on early extinguishment of debt	—	19
Stock-based compensation	528	480
Equity in unconsolidated affiliates' loss (income)	1,299	(1,112)
Return on investment in unconsolidated affiliate	—	675
Deposits	450	(425)
Deferred income taxes	2,118	(11,358)
Purchases and development of real estate properties	(26,237)	(54,928)
Municipal utility districts reimbursement	5,307	—
Increase in other assets	(2,075)	(2,433)
Decrease in accounts payable, accrued liabilities and other	7,240	4,389
Net cash used in operating activities	(1,790)	(21,562)

Cash flow from investing activities:
Capital expenditures	(55,178)	(6,804)
Net proceeds from sales of assets	43,266	—
Investment in unconsolidated affiliates	(678)	4,069
Net cash used in investing activities	(12,590)	(2,735)

Cash flow from financing activities:
Borrowings from credit facility	42,326	36,000
Payments on credit facility	(32,263)	(12,915)
Borrowings from project loans	99,670	34,588
Payments on project and term loans	(43,096)	(12,528)
Purchase of noncontrolling interest	(61,991)	—
Stock-based awards net proceeds (payments), including excess tax benefit	1,634	(125)
Noncontrolling interests distributions	(4,244)	(11,637)
Repurchases of treasury stock	—	(679)
Financing costs	(265)	(69)
Net cash provided by financing activities	1,771	32,635
Net (decrease) increase in cash and cash equivalents	(12,609)	8,338
Cash and cash equivalents at beginning of year	29,645	21,307
Cash and cash equivalents at end of year	$17,036	$29,645

III

BUSINESS SEGMENTS
Stratus has four operating segments: Hotel, Entertainment, Real Estate Operations and Commercial Leasing.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences.

The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences. In addition to hosting concerts and private events, this venue is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, and the results of the Stageside Productions joint venture with Pedernales Entertainment LLC.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consists of its properties in Austin, Texas (the Barton Creek community, the Circle C community, Lantana and the condominium units at the W Austin Hotel & Residences); in Lakeway, Texas (The Oaks at Lakeway) located in the greater Austin area; in Magnolia, Texas, located in the greater Houston area; and in Killeen, Texas (The West Killeen Market).

The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences, a retail building and a bank building in Barton Creek Village and a retail building at the Oaks at Lakeway. On July 2, 2015, Stratus completed the sales of the Parkside Village and 5700 Slaughter properties, which were included in the Commercial Leasing segment.

Segment data presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Hotel	Entertainment	Real Estate Operations[a]	Commercial Leasing[b]	Eliminations and Other[c]	Total
Year Ended December 31, 2015:
Revenues:
Unaffiliated customers	$41,346	$19,607	$14,277	$5,641	$—	$80,871
Intersegment	305	193	66	538	(1,102)	—
Cost of sales, excluding depreciation	30,789	15,426	10,426	2,838	(411)	59,068
Depreciation	5,797	1,288	246	1,556	(144)	8,743
General and administrative expenses	713	257	5,949	1,783	(645)	8,057
Gain on sales of assets	—	—	—	(20,729)	—	(20,729)
Operating income	$4,352	$2,829	$(2,278)	$20,731	$98	$25,732
Income from discontinued operations[e]	$—	$—	$—	$3,218	$—	$3,218
Capital expenditures[d]	$1,023	$128	$26,237	$54,027	$—	$81,415
Total assets at December 31, 2015	$109,562	$42,125	$207,394	$62,234	$11,312	$432,627

Year Ended December 31, 2014:
Revenues:
Unaffiliated customers	$42,354	$19,048	$26,084	$6,625	$—	$94,111
Intersegment	506	60	97	503	(1,166)	—
Cost of sales, excluding depreciation	30,753	14,763	20,743	3,236	(530)	68,965
Depreciation	5,851	1,260	229	1,785	(148)	8,977
Litigation settlement	—	—	(2,082)	—	—	(2,082)
General and administrative expenses	402	148	6,105	1,869	(637)	7,887
Operating income	$5,854	$2,937	$1,186	$238	$149	$10,364
Capital expenditures[d]	$704	$123	$54,928	$5,977	$—	$61,732
Total assets at December 31, 2014	$111,671	$50,486	$183,856	$50,510	$6,164	$402,687

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes the results of the Parkside Village and 5700 Slaughter commercial properties through July 2, 2015.

c.	Includes eliminations of intersegment amounts.

d.	Also includes purchases and development of residential real estate held for sale.

e.	Represents a deferred gain, net of taxes, associated with the 2012 sale of 7500 Rialto that was recognized in first-quarter 2015.
____________________________

IV

NET OPERATING INCOME RECONCILATION
Net operating income (NOI) is a non-GAAP financial measure of performance. Stratus defines NOI as revenues less cost of sales, excluding depreciation, less reserve fund contributions for the hotel, which was approximately four percent of hotel revenue for the trailing 12-month period ended September 30, 2015. The most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (GAAP) is operating income.

Following is a reconciliation of the trailing 12-month NOI for the W Austin Hotel & Residences for the period ended September 30, 2015, to operating income for the W Austin Hotel & Residences for such period (in millions):

Trailing 12-month NOI for W Austin Hotel & Residences	$15.6
Add back hotel reserve fund contributions	1.7
Add back operating income associated with sale of condominiums	0.5
Less depreciation expense	(7.7)
Less general and administrative expenses	(0.8)
Less other	(0.1)	(1)
Operating income for W Austin Hotel & Residences	$9.3
(1) Includes amortization of deferred lease costs and other eliminations of intersegment amounts.

The capitalization rate is a non-GAAP measure which is calculated by dividing the trailing 12-month NOI for the W Austin Hotel & Residences by the purchase price of the W Austin Hotel & Residences, or $15.6 million divided by $187.2 million, which equals 8.33 percent.

V

ESTIMATED NET ASSET VALUE

#	Property	Use	Approved Entitlements: Lots	Approved Entitlements: Units	Approved Entitlements: Square Feet	Ownership %	Capital Structure as of 12/31/2015 ($MMs): Total Equity Investment: Contributed Land	Total Equity Investment: Additional Capital Funded	Total Equity Investment: Additional Capital To Be Funded	Total Equity Investment: Total	Project Debt: Funded	Project Debt: To Be Funded	Project Debt: Total	Total Capital	Value ($MMs): Carrying Value (A)	Appraisals (B): As Is (C)	Appraisals (B): As Stabilized	Gross Value	NAV (L)	Percent of Total NAV	Tax Basis (M)	Built-In Gain (N)	35% Corporate Tax	NAV After Tax
1	**Property Held for Future Use**																							
2	Barton Creek: Residential Sections K, L, and O	SF	154	-	-	100%	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 9.0	$ 37.4	$ -	$ 37.4	$ 27.7	7.6%	$ 15.0	$ 22.4	$ (7.8)	$ 19.9
3	Barton Creek Village: Phase II Land	MU	-	-	16,000	100%	-	-	-	-	-	-	-	-	0.9	1.0	-	1.0	0.7	0.2%	0.7	0.2	(0.1)	0.6
4	Fazio Canyons 18th Green Lot	SF	1	-	-	100%	-	-	-	-	-	-	-	-	0.5	1.0	-	1.0	0.7	0.2%	0.5	0.5	(0.2)	0.5
5	Barton Creek Blvd./ SW Pkwy Residential	SF	1	-	-	100%	-	-	-	-	-	-	-	-	1.6	0.6	-	0.6	0.4	0.1%	1.7	(1.1)	0.4	0.8
6	Barton Creek Blvd./ Bee Cave Road Entry Lot (D)	MU	-	-	5,000	100%	-	-	-	-	-	-	-	-	0.6	N/A	-	0.6	0.4	0.1%	0.4	0.2	(0.1)	0.4
7	Barton Creek: Amarra	MU	-	170	83,081	100%	-	-	-	-	-	-	-	-	5.6	15.6	-	15.6	11.6	3.2%	5.7	9.9	(3.5)	8.1
8	Lantana Office: Tract G04/G07	O	-	-	160,000	100%	-	-	-	-	-	-	-	-	0.4	5.6	-	5.6	4.2	1.1%	0.7	4.9	(1.7)	2.4
9	**Property Held for Future Use**		**156**	**170**	**264,081**		-	-	-	-	-	-	-	-	**18.6**	**61.1**	-	**61.7**	**45.8**	**12.6%**	**24.7**	**37.0**	**(13.0)**	**32.8**
10	**Property Currently Undergoing Active Planning**																							
11	Lantana Retail: Tract GR1	R	-	-	325,000	100%	-	-	-	-	-	-	-	-	5.4	13.7	-	13.7	10.2	2.8%	5.7	8.0	(2.8)	7.3
12	Magnolia TX (Houston) HEB (E)	R	-	-	351,000	100%	-	-	-	-	-	-	-	-	4.2	N/A	-	4.2	0.5	0.1%	4.2	(0.0)	0.0	0.5
13	Killeen TX HEB	R	-	-	44,000	100%	-	-	-	-	-	-	-	-	3.2	N/A	-	3.2	2.4	0.7%	3.2	-	-	2.4
14	Circle C: Tract 114	R	-	-	78,357	100%	-	-	-	-	-	-	-	-	0.5	3.9	-	3.9	2.9	0.8%	0.4	3.5	(1.2)	1.6
15	Barton Creek: Amarra Villas	MF	-	20	-	100%	-	-	-	-	-	-	-	-	4.7	4.7	-	4.7	3.5	1.0%	4.5	0.2	(0.1)	3.4
16	Barton Creek: Section N	MU	-	1,412	1,500,000	100%	-	-	-	-	-	-	-	-	41.1	40.5	-	40.5	30.0	8.3%	48.8	(8.3)	2.9	32.9
17	Barton Creek: Santal Phase II	MF	-	212	-	100%	-	-	-	-	-	-	-	-	3.1	4.7	-	4.7	3.5	1.0%	3.1	1.6	(0.6)	2.9
18	Waller/ Flores (E)	MF	-	6	-	100%	-	-	-	-	-	-	-	-	1.0	N/A	-	1.0	0.8	0.2%	0.8	0.3	(0.1)	0.7
19	**Property Currently Undergoing Active Planning**		-	**1,650**	**2,298,357**		-	-	-	-	-	-	-	-	**63.2**	**67.5**	-	**75.9**	**53.6**	**14.7%**	**70.7**	**5.2**	**(1.8)**	**51.8**
20	**Property Under Construction**																							
21	Oaks at Lakeway HEB (F)	R	-	-	231,436	100%	-	16.2	-	16.2	46.7	17.6	64.2	80.5	59.1	-	107.0	85.5	38.8	10.7%	58.3	27.2	(9.5)	29.3
22	Oaks at Lakeway Back Land (F)	R	100	-	-	100%	-	-	-	-	-	-	-	-	5.6	-	-	8.3	8.3	2.3%	5.6	2.7	(0.9)	7.4
23	Barton Creek: Santal Phase I (G)	MF	-	236	-	100%	7.5	2.5	-	10.0	16.2	17.9	34.1	44.1	26.0	-	48.9	29.3	13.1	3.6%	26.0	3.3	(1.2)	11.9
24	**Property Under Construction**		**100**	**236**	**231,436**		**7.5**	**18.7**	-	**26.2**	**62.9**	**35.5**	**98.4**	**124.6**	**90.7**	-	**155.9**	**123.1**	**60.2**	**16.5%**	**89.9**	**33.2**	**(11.6)**	**48.6**
25	**Completed Single-Family Homesites for Sale**																							
26	Barton Creek: Amarra Homesites	SF	68	-	-	100%	-	-	-	-	-	-	-	-	19.1	41.8	-	41.8	31.0	8.5%	19.9	21.9	(7.7)	23.3
27	Circle C: Meridian	SF	31	-	-	100%	-	-	-	-	-	-	-	-	4.6	6.7	-	6.7	5.0	1.4%	4.5	2.2	(0.8)	4.2
28	W Austin Condominiums (H)	SF	2	-	-	100%	-	-	-	-	-	-	-	-	2.2	-	-	3.8	2.8	0.8%	2.2	1.5	(0.5)	2.3
29	**Completed Single-Family Homesites for Sale**		**101**	-	-		-	-	-	-	-	-	-	-	**25.9**	**48.4**	-	**52.2**	**38.7**	**10.6%**	**26.6**	**25.6**	**(8.9)**	**29.7**
30	**Commercial and Multi-Family Land for Sale**																							
31	Circle C: Tract 101	MF	-	240	-	100%	-	-	-	-	-	-	-	-	1.9	3.8	-	3.8	2.8	0.8%	1.5	2.3	(0.8)	2.0
32	Circle C: Tract 102	MF	-	56	-	100%	-	-	-	-	-	-	-	-	0.4	2.1	-	2.1	1.6	0.4%	0.6	1.5	(0.5)	1.0
33	Circle C: Tract 110	O	-	-	614,500	100%	-	-	-	-	-	-	-	-	5.2	15.1	-	15.1	11.2	3.1%	6.0	9.1	(3.2)	8.0
34	Crestview Station Pad (I)	R	-	-	-	50%	-	-	-	-	-	-	-	-	0.2	N/A	-	0.5	0.4	0.1%	0.2	0.3	(0.1)	0.3
35	**Commercial and Multi-Family Land for Sale**		-	**296**	**614,500**		-	-	-	-	-	-	-	-	**7.7**	**21.0**	-	**21.5**	**15.9**	**4.4%**	**8.2**	**13.2**	**(4.6)**	**11.3**
36	**Total**		**357**	**2,352**	**3,408,374**		**$ 7.5**	**$ 18.7**	**$ -**	**$ 26.2**	**$ 62.9**	**$ 35.5**	**$ 98.4**	**$ 124.6**	**$ 206.0**	**$ 198.0**	**$ 155.9**	**$ 334.4**	**$ 214.2**	**58.9%**	**$ 220.1**	**$ 114.3**	**$ (40.0)**	**$ 174.2**

#	Property	Use	Approved Entitlements: Lots	Approved Entitlements: Units	Approved Entitlements: Square Feet	Approved Entitlements: Rooms	Approved Entitlements: Seats	Ownership %	Occupancy % (A)	Projected 2016 Net Operating Income ($MMs): Revenue	Expenses	NOI	Cap Rate: High	Cap Rate: Low	Value ($MMs): Total Carrying Value (Prorata) (B)	Gross Value: Low	Gross Value: High	Average of High/Low Value	NAV (L)	Percent of Total NAV	Tax Basis (M)	Built-In Gain (N)	35% Corporate Tax	NAV After Tax
37	**Stabilized Commercial Property**																							
38	Barton Creek Village	MU	-	-	25,451	-	-	100%	100%	$ 1.0	$ 0.3	$ 0.7	8.00%	6.00%	$ 4.6	$ 8.2	$ 11.0	$ 9.6	3.8	1.0%	5.2	4.4	(1.5)	2.2
39	Block 21 (B)	MU	-	-	57,690	251	2,750	100%							145.6	239.1	239.1	239.1	89.1	24.5%	168.4	70.7	(24.8)	64.3
	Total Stabilized Commercial Property		-	-	**83,141**	**251**	**2,750**								**150.2**	**247.3**	**250.1**	**248.7**	**92.9**	**25.5%**	**173.5**	**75.2**	**(26.3)**	**66.6**
40	**Other Assets**																							
41	Barton Creek: MUD Reimbursables							100%							18.6	34.9	34.9	34.9	25.9	7.1%	18.7	16.3	(5.7)	20.2
42	Cash														17.1	17.1	17.1	17.1	12.7	3.5%	17.1	-	-	12.7
43	Total Other (J)														24.7	24.7	24.7	24.7	18.3	5.0%	24.7	-	-	18.3
44	**Total Other Assets**		-	-	-	-	-								**60.3**	**76.7**	**76.7**	**76.7**	**56.8**	**15.6%**	**60.4**	**16.3**	**(5.7)**	**51.1**
45	**Total**		-	-	**83,141**	**251**	**2,750**								**$ 210.5**	**$ 324.0**	**$ 326.7**	**$ 325.4**	**$ 149.7**	**41.1%**	**$ 233.9**	**$ 91.4**	**$ (32.0)**	**$ 117.7**
46	**Grand Total**		**357**	**2,352**	**3,491,515**	**251**	**2,750**								**$ 416.6**			**$ 659.8**	**$ 363.9**	**100.0%**	**$ 454.0**	**$ 205.7**	**$ (72.0)**	**$ 291.9**
47	**Shares Outstanding (Diluted) (K)**														**8.207**									
48	**Total Per Share**														**$ 50.76**			**$ 80.39**	**$ 44.34**		**$ 55.32**	**$ 25.07**	**$ (8.77)**	**$ 35.57**

VI

FOOTNOTES

SF=Single-Family MF=Multi-Family O=Office R=Retail MU=Mixed Use

(A) Carrying values and occupancy percentages as of December 31, 2015

(B) All appraisals dated 11/20/14 except those for Block 21, dated 11/10/15, the Lantana properties, dated 10/6/14, the Oaks at Lakeway, dated 9/9/14, and Barton Creek: Santal Phase I, dated 12/17/14. All appraisals were commissioned by third party lenders

(C) Marked N/A if no appraisal obtained, in which case included in NAV at carrying value, except for Crestview Station (see Note (I)) and Oaks at Lakeway (see Note (F))

(D) Stratus currently expects the carrying value will be recovered by the future sale or development of this property

(E) Magnolia TX (Houston) HEB, Killeen TX HEB and Waller/Flores carrying values used to calculate total gross estimated value

(F) Oaks at Lakeway HEB $85.5 million valuation reflects 79.9% leased of $107.0 million stabilized valuation (broker opinion of value). Oaks at Lakeway Back Land valuation reflects list price less projected infrastructure costs.

(G) Barton Creek: Santal Phase I $29.3 million valuation reflects 59.9% complete of $48.9 million appraisal value 'as stabilized'

(H) Condominium values determined by current list price

(I) Crestview Station estimated value based on 50% share of list price

(J) Includes restricted cash and deferred tax assets

(K) Includes the number of shares of Stratus common stock outstanding and outstanding stock options and restricted stock units as of December 31, 2015

(L) See "Cautionary Statement." To calculate NAV, project-specific debt has been deducted from related Gross Values. Debt (other than project-specific debt) and other liabilities totaling $73.4 million have been allocated ratably to all assets without project-specific debt

(M) Tax basis represents preliminary carrying values for income tax purposes as of December 31, 2015, and are subject to change until the 2015 federal tax return is filed

(N) Built-in gain represents the excess of Gross Value over the Tax Basis for each asset

VII

DEBT DETAIL

VIII